  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2016

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-13789 (Commission File Number)	11-2658569 (I.R.S. Employer Identification No.)

17870 Castleton St., Ste. 250, City of Industry, CA (Address of principal executive offices)	91748 (Zip Code)

Phone: 626-964-5788 Fax: 626-964-5988

(Registrant’s telephone number and fax number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On December 8, 2016, the Board of Directors (the “Board”) of Marina Biotech, Inc. (the “Company”) appointed Joseph W. Ramelli, interim Chief Executive Officer of the Company, to serve as Chief Executive Officer of the Company, effective immediately. At the same time, Mr. Ramelli resigned as a member of the Board effective immediately. Prior to his resignation, Mr. Ramelli had served as a member of each of the Audit Committee and the Compensation Committee of the Board and as the chair of the Nominating and Corporate Governance Committee of the Board. Mr. Ramelli’s resignation from the Board did not result from any disagreement with the Company.

Mr. Ramelli, age 48, has served as a director of the Company since August 2012 and served as Interim Chief Executive Officer of the Company and as Chairman of its Board of Directors from June 10, 2016 until December 8, 2016. Prior to his appointment as Chief Executive Officer, Mr. Ramelli worked as a consultant for several investment funds providing in-depth due diligence and investment recommendations. He has over 20 years of experience in the investment industry, having worked as both an institutional equity trader and as an equity analyst at Eos Funds, Robert W. Duggan & Associates, and Seneca Capital Management. Mr. Ramelli graduated with honors from the University of California at Santa Barbara, with a B.A. in business economics.

There is no arrangement or understanding between Mr. Ramelli and any other person pursuant to which he was selected as an executive officer. There are also no family relationships between Mr. Ramelli and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Director

On December 8, 2016, the Board elected Philippe P. Calais, Ph.D. Pharm. as a member of the Board to fill the vacancy created by the resignation of Mr. Ramelli as a director, such election to be effective January 1, 2017.

Dr. Calais has over 28 years of biopharmaceutical and pharmaceutical industry experience in North America and Europe. Prior to becoming CEO of Isarna Therapeutics, he managed several biopharmaceutical companies in Canada and in Europe and headed a large technology transfer organization, focusing on corporate strategic positioning, company deployment and sales optimization strategies. His management expertise, combined with extensive experience with large pharma companies, such as ICI Pharmaceuticals and Roche, covers the full scope of the drug chain — from discovery to clinical development, commercialization as well as partnership and franchise strategic marketing for several therapeutic areas. He has successfully raised significant financing internationally for private and publicly traded biotechs. A French citizen residing in Germany, he has a degree and doctorate in pharmacy from France.

Dr. Calais was identified to serve as a director of the Company by Dr. Vuong Trieu, as the representative of the former stockholders of IThenaPharma, Inc. (“IThena”), pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 15, 2016 by and among the Company, IThena and Ithena Acquisition Corporation (the “Merger Agreement”). Dr. Trieu is the Chairman of the Board of Directors of the Company, and he served as the Chief Executive Officer of IThena immediately prior to the closing of the transactions contemplated by the Merger Agreement. Other than as set forth above, there is no arrangement or understanding between Dr. Calais and any other person pursuant to which he was selected as a director.

Dr. Calais does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Matters.

On December 14, 2016, the Company issued a press release announcing the matters disclosed in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated December 14, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.
(Registrant)

Date: December 14, 2016
/s/ Joseph W. Ramelli
Joseph W. Ramelli
Chief Executive Officer

EXHIBIT INDEX

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Marina Biotech, Inc. dated December 14, 2016.